EXHIBIT 10.6

________________________________________________________________________

DUKE REALTY CORPORATION

2005 SHAREHOLDER VALUE PLAN
Amended and Restated as of January 30, 2008

________________________________________________________________________

DUKE REALTY CORPORATION
2005 SHAREHOLDER VALUE PLAN
Amended and Restated as of January 30, 2008

ARTICLE 1 INTRODUCTION	1
1.1 Background of Shareholder Value Plan	1
1.2 Purpose	1
1.3 Administration	1
ARTICLE 2 DEFINITIONS	1
2.1 Definitions	1
ARTICLE 3 SOURCE OF SHARES	2
3.1 Source of Shares	2
ARTICLE 4 ELIGIBILITY AND PARTICIPATION	3
4.1 Eligibility and Participation	3
ARTICLE 5 BENEFITS	3
5.1 Grant of SVP Awards	3
5.2 Settlement of SVP Award	3
5.3 SVP Shares Adjustment	3
5.4 SVP Share Adjustment Example	4
5.5 Withholding of Taxes	4
5.6 Early Termination of SVP Award	4
5.7 Death or Disability of a Participant	5
5.8 Retirement of a Participant	5
ARTICLE 6 DISTRIBUTIONS	5
6.1 Certification of Performance	5
6.2 Time and Manner of Payment	5
6.3 Distribution on Change in Control	6
6.4 Deferral of Distributions	6
ARTICLE 7 MISCELLANEOUS	6
7.1 Amendment or Termination	6
7.2 Information to be Furnished by Participants	6
7.3 Special Provisions Related to Section 409A of the Code	6
7.4 No Employment Rights	8
7.5 Gender and Number	8
7.6 Controlling Law	8
7.7 Severability	8
7.8 Effect of Headings	8
7.9 Non-Transferability	8
7.10 Liability	8
7.11 Funding	9
7.12 Equity Incentive Plan Controls	9
7.13 Effective Date	9

DUKE REALTY CORPORATION
2005 SHAREHOLDER VALUE PLAN
Amended and Restated as of January 30, 2008

ARTICLE 1
INTRODUCTION

1.1    BACKGROUND OF SHAREHOLDER VALUE PLAN. This Shareholder Value Plan is a subplan of the Equity Incentive Plan (as defined below), consisting of a program for the grant of Performance Awards under Article 9 of the Equity Incentive Plan. The Shareholder Value Plan has been established and approved, and will be administered by, the Committee pursuant to the terms of the Equity Incentive Plan, including without limitation, Section 14.11 thereof. It is intended that Awards under the Shareholder Value Plan shall be Qualified Performance-Based Awards with respect to Participants who are Covered Employees at the time of grant or who are reasonably anticipated to become Covered Employees during the term of the Award, with the intent that such Awards will be fully deductible by the Company without regard to the limitations of Code Section 162(m). The applicable Award limits of Section 5.4 of the Equity Incentive Plan shall apply with respect to the Shareholder Value Plan.

1.2.    PURPOSE. The Shareholder Value Plan is designed to retain selected officers and key employees of the Company and its Affiliates and to encourage the growth of the Company and its Affiliates, by rewarding those officers and key employees for increasing the Company’s shareholders’ return on their investment.

1.3.    ADMINISTRATION    . The Shareholder Value Plan shall be administered by the Committee. The Committee, from time to time, may adopt any rules or procedures it deems necessary or desirable for the proper and efficient administration of the Shareholder Value Plan, consistent with the terms hereof and of the Equity Incentive Plan. The Committee’s determinations and interpretations with respect to the Shareholder Value Plan shall be final and binding on all parties.

ARTICLE 2
DEFINITIONS

2.1.    DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Equity Incentive Plan. In addition, the following terms shall have the following meanings for purposes of the Shareholder Value Plan:

“Deferred Compensation Plan” means the Executives’ Deferred Compensation Plan of Duke Realty Corporation, as amended from time to time, or any other deferred compensation plan approved by the Board and designated as the Deferred Compensation Plan for purposes of this Shareholder Value Plan.

“Effective Date” has the meaning set forth in Section 7.13 hereof.

“Equity Incentive Plan” means the Duke Realty Corporation 2005 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by the Company’s shareholders and designated as the Equity Incentive Plan for purposes of this Shareholder Value Plan.

“Fair Market Value of the Stock” means, for a specific date, the average Fair Market Value of a Share for the thirty (30) trading days ending on such date.

“SVP Grant Date” means, with respect to an SVP Award, the effective date of the grant of the SVP Award to the Participant under Section 5.1.

“Participant” means an officer or key employee who is designated to participate in the Shareholder Value Plan as provided in Article 4.

“Performance Period” means, with respect to an SVP Award granted pursuant to Section 5.1, the period beginning on January first of the year of the SVP Grant Date and ending on the Valuation Date for that SVP Award. The initial Performance Period under the Shareholder Value Plan is the 36-month period beginning on January 1, 2005 and ending on December 31, 2007. The Committee may determine and declare subsequent Performance Periods from time to time. Performance Periods may, but need not, overlap.

“Shareholder Value Plan” means the shareholder value plan embodied herein, as amended from time to time, known as the Duke Realty Corporation 2005 Shareholder Value Plan, which is a subplan of the Equity Incentive Plan.

“Total Shareholder Return” means the percentage by which the Fair Market Value of the Stock as of the Valuation Date, increased by an amount that would be realized if all cash dividends paid on a Share of Stock during the Performance Period were reinvested in Stock, exceeds the Fair Market Value of the Stock as of the first day of the Performance Period.

“Valuation Date” means, with respect to an SVP Award, December 31st of the second consecutive year following the year in which an SVP Grant Date occurs.

ARTICLE 3
SOURCE OF SHARES

3.1.    SOURCE OF SHARES. The Stock to be issued upon the payment of SVP Awards under the Shareholder Value Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Shareholder Value Plan with respect to shares of Stock granted pursuant hereto and any such Awards shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Shareholder Value Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. This Shareholder Value Plan does not constitute a separate source of Shares for the SVP Awards described herein.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

4.1.    ELIGIBILITY AND PARTICIPATION. Participation in the Shareholder Value Plan is limited to those officers and key employees of the Company and its Affiliates who are members of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company's long-term financial results, and are designated by the Committee to be eligible for an SVP Award. A designated employee will become a Participant in the Shareholder Value Plan as of the later of the Effective Date or the date specified by the Committee.

ARTICLE 5
BENEFITS

5.1.    GRANT OF SVP AWARDS    . The Committee, in its sole discretion, may grant an SVP Award to a Participant upon his or her entry into the Shareholder Value Plan. The SVP Award will be expressed as a specified number of Performance Shares (“SVP Shares”) set by the Committee at the time of the award. The Committee, in its sole discretion, may also grant additional SVP Awards to a Participant at any time after the initial grant.

5.2.    SETTLEMENT OF SVP AWARD. The SVP Shares granted to a Participant under Section 5.1 will be adjusted pursuant to the terms of Section 5.3 and, subject to the terms and conditions of this Shareholder Value Plan and share availability under the Equity Incentive Plan, will be settled in accordance with Article 6 after the SVP Award’s Valuation Date, unless deferred pursuant to the Deferred Compensation Plan as provided in Section 6.4.

5.3.    SVP SHARES ADJUSTMENT. The number of Shares actually issued upon settlement of an SVP Award will be based upon the SVP Shares as adjusted under this Section 5.3 by multiplying the SVP Shares by the combined payout percentage. The combined payout percentage will be determined by 1) comparing the Total Shareholder Return during the SVP Award’s Performance Period to both the S&P 500 Index and the NAREIT Real Estate 50 Index, or if such index no longer is maintained, a reasonably equivalent index chosen by the Committee, to determine the percentile ranking of the Company relative to the companies comprising these indices, 2) establishing a payout percentage for each of the two indices by determining the payout percentage that corresponds to the percentile ranking as listed in the following table:

If the percentile ranking is:	The payout percentage is: *
Lower than 50% 50% 55% 60% 65% 70% 75% 80% 85% 90% or higher - 300%	0% 50% 75% 100% 130% 160% 195% 230% 265% 300%

* Payout percentages shall be interpolated. For example, a percentile ranking of 67% will result in a payout percentage of 142%.

and 3) calculating the simple average of the two payout percentages. If one or both of the indices are changed or eliminated, the Committee may, in its sole discretion, substitute another index or multiple indices for the revised or eliminated index.

5.4.    SVP SHARE ADJUSTMENT EXAMPLE. If the Company’s percentile ranking for its Total Shareholder Return relative to the companies comprising the S&P 500 Index was 60 (a payout percentage of 100%), and the Company’s percentile ranking for its Total Shareholder Return relative to the companies comprising the NAREIT Real Estate 50 Index was 65 (a payout percentage of 130%), the adjusted SVP Shares for a Participant who was granted 1,000 SVP Shares would be 1,150, which is the SVP Shares (1,000) multiplied by the combined payout percentage of 115% ([100% + 130%]/2).

5.5.    WITHHOLDING OF TAXES. In accordance with Section 17.4 of the Equity Incentive Plan, the Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Shareholder Value Plan. Unless otherwise specified by the Committee, such withholding requirement may be satisfied, in whole or in part, by having the Company withhold from the Shares issuable upon settlement of the SVP Award that number of Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

5.6.    EARLY TERMINATION OF SVP AWARD. If a Participant terminates employment prior to a Valuation Date, all rights to receive any Shares that would have otherwise been issuable upon settlement on the Valuation Date shall expire and be forfeited unless such termination is on account of the death, Disability or Retirement of the Participant. Transfer of employment from the Company to an Affiliate, or vice versa, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this Section 5.6.

5.7.    DEATH OR DISABILITY OF A PARTICIPANT. If a Participant’s employment terminates due to his or her death or Disability prior to the Valuation Date applicable to an SVP Award, the Participant will become fully vested in such SVP Award on such employment termination date, and the number of Shares issued in settlement shall be the greater of (a) the SVP Shares determined as of the Grant Date, or (b) the number of adjusted SVP Shares that would be payable pursuant to Section 5.3 if the Valuation Date was the last day of the calendar quarter preceding the date of death or Disability. Payment of the Participant’s SVP Award shall be made as soon as practicable, but in any event within 60 days, following the date of death or Disability and shall be paid to the Participant or his or her guardian, estate, attorney-in-fact, or personal representative, as the case may be.

5.8.    RETIREMENT OF A PARTICIPANT. If a Participant’s employment terminates due to his or her Retirement prior to the Valuation Date applicable to an SVP Award, then, subject to the following sentence, the Participant’s SVP Award shall be paid on the date on which the SVP Award would have been paid if the Participant’s employment had not terminated and shall be paid to the Participant or his or her guardian, attorney-in-fact, or personal representative, as the case may be. As consideration for the extended vesting period of the Participant’s SVP Awards as a result of Retirement, the Participant shall enter into a non-competition agreement with the Company at the time of his or her Retirement if requested by the Committee or its designee within 60 days following the date of Retirement, in such form as shall be reasonably determined by the Committee. In the event that a Participant refuses to enter into or breaches such non-competition agreement, then all of the Participant’s SVP Awards that have not yet been paid shall be forfeited immediately.

ARTICLE 6
DISTRIBUTIONS

6.1.    CERTIFICATION OF PERFORMANCE. As soon as reasonably possible after the close of each Performance Period, the Committee will determine and certify in writing the Total Shareholder Return over the Performance Period and the amount earned under SVP Awards for such Performance Period, based on the application of the adjustments described in Article 5. The Committee shall have the sole authority to determine to the amounts earned. Any payment of an SVP Award shall be conditioned on the written certification of the Committee in each case as to the Total Shareholder Return over the Performance Period and that any other material conditions for the payment of SVP Awards were satisfied.

6.2.    TIME AND MANNER OF PAYMENT. Unless deferred pursuant to the Deferred Compensation Plan (as permitted under Section 6.4 below), the adjusted SVP Shares earned under a SVP Award will be settled as soon as practicable following the certification by the Committee referenced in Section 6.1, but in no event later than March 15 of the year following the end of the Performance Period. Subject to share availability under the Equity

Incentive Plan, settlement of the adjusted SVP Shares shall be made in the form of Shares of Stock of the Company.

6.3.    DISTRIBUTION ON CHANGE IN CONTROL. Subject to Section 7.3(a), each Participant will be entitled to receive, within 90 days after a Change in Control, a number of Shares equal to the greater of (i) the SVP Shares specified by the Committee under Section 5.1, or (ii) the number of SVP Shares as adjusted under Section 5.3, calculated as if the Valuation Date were the date of the Change in Control.

6.4.    DEFERRAL OF DISTRIBUTIONS. Notwithstanding the foregoing, any distribution payable to a Participant under this Shareholder Value Plan may be deferred by the Participant under the Deferred Compensation Plan, provided that the Participant files a deferral election with the Company no later than six (6) months prior to the end of the Performance Period, or such earlier time as may be prescribed by the Deferred Compensation Plan. If such an election is made, the benefit that is deferred and later paid in the form of Shares will be paid from the Equity Incentive Plan.

ARTICLE 7
MISCELLANEOUS

7.1.    AMENDMENT OR TERMINATION. Subject to Section 14.11 of the Equity Incentive Plan with respect to SVP Awards that are intended to be Qualified Performance-Based Awards, the Committee may, at any time, alter, amend, modify, suspend or discontinue the Shareholder Value Plan, but may not, without the consent of a Participant, make any alteration that would adversely affect an SVP Award previously granted under the Shareholder Value Plan. Notwithstanding anything herein to the contrary, the Committee may, without any Participant’s consent, amend or interpret this Shareholder Value Plan to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

7.2.    INFORMATION TO BE FURNISHED BY PARTICIPANTS. Participants, or any other persons entitled to benefits under the Shareholder Value Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Shareholder Value Plan. The benefits under the Shareholder Value Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he or she furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Shareholder Value Plan requested by the Committee.

7.3.     SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE    .

(a)    Notwithstanding anything in this Shareholder Value Plan or in any SVP Award to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Shareholder Value Plan or any SVP Award by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any SVP Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the SVP Award that is permissible under Section 409A.

(b)    If any one or more SVP Awards granted under the Shareholder Value Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(c)    Notwithstanding anything in the Shareholder Value Plan or in any SVP Award to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Shareholder Value Plan or any SVP Award by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Shareholder Value Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Shareholder Value Plan.

7.4.    NO EMPLOYMENT RIGHTS. The Shareholder Value Plan does not constitute a contract of employment and participation in the Shareholder Value Plan will not give a Participant the right to be rehired or retained in the employ of the Company, nor will participation in the Shareholder Value Plan give any Participant any right or claim to any benefit under the Shareholder Value Plan, unless such right or claim has specifically accrued under the terms of the Shareholder Value Plan.

7.5.    GENDER AND NUMBER. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

7.6.    CONTROLLING LAWS. Except to the extent superseded by laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Shareholder Value Plan.

7.7.    SEVERABILITY. In the event any provisions of the Shareholder Value Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Shareholder Value Plan, and the Shareholder Value Plan shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Shareholder Value Plan.

7.8.    EFFECT OF HEADINGS. The descriptive headings of the sections of this Shareholder Value Plan are inserted for convenience of reference and identification only and do not constitute a part of this Shareholder Value Plan for purposes of interpretation.

7.9.    NON-TRANSFERABILITY. No SVP Award shall be transferable, except by the Participant’s will or the law of descent and distribution. During the Participant’s lifetime, his or her SVP Award shall be payable only to the Participant. The SVP Award and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by a Participant in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

7.10.    LIABILITY. By participating in the Shareholder Value Plan, each Participant agrees to release and hold harmless the Company, the Affiliates (and their respective directors, officers and employees) and the Committee, from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Shareholder Value Plan.

7.11.    FUNDING. Benefits payable under this Shareholder Value Plan to a Participant or to a beneficiary will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Shareholder Value Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Shareholder Value Plan. Any such action or set-aside may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Shareholder Value Plan benefits. Consequently, any person entitled to a payment under the Shareholder Value Plan will have no rights greater than the rights of any other unsecured creditor of the Company.

7.12    EQUITY INCENTIVE PLAN CONTROLS    . This Shareholder Value Plan is adopted pursuant to and shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Shareholder Value Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative.

7.13.    EFFECTIVE DATE. The Shareholder Value Plan was originally adopted by the Board on April 27, 2005, became effective on the date the Equity Incentive Plan was approved by the Company’s stockholders (the “Effective Date”), and was amended and restated as of January 30, 2008.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board
Chief Executive Officer